Exhibit 99.2

Special Attention

February 23, 2010
Bulletin No. 1349

Operating Results for 2009 and
Fourth Quarter 2009

Dear Chief Executive Officer:

The Federal Home Loan Bank of San Francisco has announced operating results for 2009 and for the fourth quarter of 2009.

Our net income for 2009 was $515 million, compared with net income of $461 million for 2008. Our net income for the fourth quarter of 2009 was $174 million, compared with a net loss of $103 million for the fourth quarter of 2008. The increases in net income reflected several factors, which are discussed in the operating results.

As of December 31, 2009, we recognized additional other-than-temporary impairment (OTTI) on certain private-label residential mortgage-backed securities (PLRMBS). The credit-related OTTI charges of $608 million for 2009 and $116 million for the fourth quarter of 2009 resulted from projected credit losses on the loan collateral underlying the Bank's PLRMBS. The increases in projected collateral loss rates in the Bank's OTTI analyses in 2009 were caused by increases in projected loan defaults and in the projected severity of losses on defaulted loans. Several factors contributed to these increases, including lower forecasted housing prices, greater-than-expected deterioration in the credit quality of the loan collateral, and periodic changes to our collateral loss projection model.

The non-credit-related component of the OTTI on these securities was $3.5 billion for 2009 and $181 million for the fourth quarter of 2009, which was recognized in other comprehensive income. We intend to hold all of the affected securities to maturity. For each security, the amount of the non-credit-related OTTI is accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected. As of December 31, 2009, the total amount of non-credit-related OTTI recognized in accumulated OCI was $3.6 billion, and the estimated weighted average life of the affected securities was approximately four years.

As of December 31, 2009, we were in compliance with all of our regulatory capital requirements. Our total regulatory capital ratio was 7.60%, exceeding the 4.00% requirement, and our risk-based capital was $14.7 billion, exceeding our $6.2 billion requirement.

On February 22, 2010, the Bank's Board of Directors declared a cash dividend for the fourth quarter of 2009 at an annualized dividend rate of 0.27%. The Bank expects to pay the dividend on or about March 26, 2010.

We have not yet determined when the Bank will start repurchasing excess capital stock. We will continue to monitor developments in the mortgage and credit markets and other relevant information in determining the status of capital stock repurchases.

Despite the challenges inherent in our present operating environment, we remain committed to meeting your funding needs while preserving the Bank's safety and soundness and protecting our members' collective investment in the Bank.

For a fuller explanation of our financial results and the other issues mentioned here, please review our operating results and Q&A, which are available on our website. If you have any questions about these results, please contact your Relationship Manager or any member of the Bank's senior management.

Sincerely,

Dean Schultz
President and Chief Executive Officer

cc: Chief Financial Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and other-than-temporary impairment charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "intend," "expects," "will," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.